Exhibit 99.1

CIMG Inc's Subsidiary Becomes Authorized Distributor for Inspur Information, in a Strategic Move to Expand Into the High-Growth Computing Power Industry

BEIJING, Oct. 31, 2025 /PRNewswire/ — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its partners’ sales growth and commercial value, today announced that its subsidiary, Beijing Xinmiao Times Technology Development Co., Ltd. (“Xinmiao Times”), has been authorized as a distributor of Inspur Electronic Information Industry Co., Ltd. (“Inspur Information”), enabling it to sell Inspur products through offline channels.

This authorization marks Xinmiao Times’ official entry into the high-growth computing power industry and represents a significant step for CIMG in expanding its footprint in this sector.

Inspur Information is a leading provider of IT infrastructure products in China. Its core businesses include the R&D, production, and sales of computing infrastructure products such as servers, as well as delivering full-stack AI computing solutions.

Alice Wang, Chairwoman and Chief Executive Officer of CIMG, stated, “The collaboration with Inspur aligns with CIMG’s long-term strategy to deepen our presence in the computing power industry. As a global leader in computing infrastructure, Inspur’s product technology and ecosystem resources complement our channel presence in the digital health industry. This partnership will help us build differentiated competitive advantages.”

About CIMG Inc.

CIMG Inc. is a global business group in the digital health industry, built around cryptocurrency strategies. The company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive industry growth, helping clients maximize user acquisition and brand management value. Its current portfolio includes brands like Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. There cannot be any assurance that the Company and Flock well enter into a definitive agreement. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

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